Exhibit 99(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-273507 on Form N-2 of our report dated May 22, 2025, relating to the financial statement and financial highlights of BlackRock Alpha Strategies Fund (the “Fund”), appearing in Form N-CSR of the Fund for the year ended March 31, 2025, and to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 24, 2025